March 14, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Super Micro Computer, Inc.’s Form 8-K dated March 9, 2023, and have the following comments:

1.	We agree with the statements made in the second through fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements in the first and fifth paragraphs.

Yours truly,

/s/ DELOITTE & TOUCHE LLP